PRESS RELEASE

Investor and Financial Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com

Healthcare Trust of America
Board of Directors Authorizes Distributions

Scottsdale, Arizona (June 1, 2011) – On May 31, 2011, the Board of Directors of Healthcare Trust of America, Inc. (“HTA”), a fully integrated, self-administered, self-managed real estate investment trust, authorized distributions for the months of June and July 2011. These distributions will be calculated based on the stockholders of record each day during each such month at a rate of $0.00198630 per share per day and will equal a daily amount that, if paid each day for a 365-day period, would equal a 7.25% annualized rate based on a share price of $10.00.

These distributions will be paid in July and August 2011, respectively, in cash or reinvested in stock for those participating in HTA’s distribution reinvestment plan.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has made 78 property portfolio acquisitions valued at $2.3 billion based on purchase price, which includes 242 buildings and two other real estate-related assets. HTA’s portfolio totals 11.1 million square feet and includes 218 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings located in 25 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the amount of distributions HTA pays to its stockholders is determined by HTA’s board of directors, at its discretion, and is dependent on a number of factors, including funds available for the payment of distributions, HTA’s financial condition, capital expenditure requirements and annual distribution requirements needed to maintain HTA’s status as a REIT under the Internal Revenue Code, as well as any liquidity alternative HTA may pursue in the future; HTA’s board of directors may reduce its distribution rate and HTA cannot guarantee the amount of distributions paid in the future, if any; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.